Exhibit 99.1

EnergySolutions Announces Third Quarter 2011 Results

SALT LAKE CITY, UT — (MARKET WIRE) — November 8, 2011 — EnergySolutions, Inc. (NYSE: ES - the “Company”), a leading provider of specialized, technology-based nuclear services to government and commercial customers, announced financial results for the Company’s third quarter ended September 30, 2011.

Third Quarter 2011 Summary

•                  Revenue of $421.0 million

•                  Net loss attributable to EnergySolutions of $3.8 million, or $0.04 per share

•                  Net income attributable to EnergySolutions before non-cash impact of amortization of intangible assets of $0.4 million

•                  Adjusted EBITDA of $36.5 million

Third Quarter 2011 Results

Revenue for the third quarter of 2011 increased to $421.0 million, compared with $417.7 million in the third quarter of 2010.  Gross profit for the third quarter of 2011 totaled $37.1 million, compared with $49.2 million for the third quarter of 2010.  After removing the effects of accretion expense, adjusted gross profit for the third quarter of 2011 totaled $45.1 million, compared with $51.3 million for the third quarter of 2010. Selling, general, & administrative expenses decreased to $32.2 million, from $38.1 million in the third quarter of 2010 as a result of ongoing cost reduction efforts. Operating income for the quarter ended September 30, 2011 was $10.6 million compared to $15.0 million for the same quarter last year. Adjusted income from operations for the third quarter of 2011 was $18.6 million, compared with an adjusted income from operations of $17.1 million for the third quarter of 2010.

Net loss attributable to EnergySolutions for the third quarter of 2011 was $3.8 million, or $0.04 per share, compared with a net loss attributable to EnergySolutions of $5.7 million, or $0.06 per share, for the third quarter of 2010.

Net income attributable to EnergySolutions before the non-cash impact of amortization of intangible assets for the third quarter of 2011 was $0.4 million compared with a net loss attributable to EnergySolutions before the non-cash impact of amortization of intangible assets of $0.6 million for the third quarter of 2010.

EBITDA and Adjusted EBITDA for the third quarter of 2011 were $23.5 million and $36.5 million, respectively, compared with $54.8 million and $30.9 million, respectively, for the third quarter of 2010.

Reconciliations of GAAP to non-GAAP financial measures are provided in the attached Table 4.

Business Segments — Third Quarter 2011

The results of the Company’s two business groups are presented in Table 5 in the accompanying financial tables.

Global Commercial Group

Global Commercial Group revenue for the third quarter of 2011 totaled $369.3 million, compared with $336.5 million in the third quarter of 2010.  The $32.8 million increase in revenue was due primarily to growth from Commercial Services and International activities as discussed below.

Income from operations for the third quarter of 2011 totaled $18.3 million, compared with $32.0 million for the third quarter of 2010.  Operating margins declined to 5.0% for the third quarter of 2011, compared to 9.5% for the third quarter of 2010 due primarily to lower margins in Commercial Services business resulting from non-cash accretion expense of $8.0 million, partially offset by net asset retirement obligation settlement gains.

Commercial Services

Revenue from Commercial Services operations in our Global Commercial Group for the third quarter of 2011 totaled $47.1 million, compared with $42.1 million for the third quarter of 2010.  The increase in revenue was due primarily to the rapid ramp up of activity at our Zion long-term stewardship project, which was partially offset by decreased revenue from engineering projects completed last without corresponding revenue this year.

Gross profit for the third quarter of 2011 totaled $0.9 million, compared with gross profit of $2.6 million in the third quarter of 2010.  Gross margin was 1.9% for the third quarter of 2011, compared with 6.1% for the third quarter of 2010.  The decrease in gross margin was due primarily to $8.0 million of accretion expense primarily related to our Zion Station asset retirement obligation in the third quarter of 2011 compared to $2.1 million in the same quarter of 2010, and to the relative profitability of other major projects preformed. After taking out the effects of non-cash accretion expense, adjusted gross margin was 18.9% for the third quarter of 2011 compared to 10.9% for the same quarter of 2010.

Logistics, Processing and Disposal

Revenue from our Logistics, Processing and Disposal (“LP&D”) operations in our Global Commercial Group for the third quarter of 2011 totaled $64.7 million, compared to $71.0 million in the third quarter of 2010.  The decrease in revenue was due primarily to a large delivery of uranium tubes made in the third quarter of 2010 that was not repeated this year, as well as to lower government transportation service activity during the quarter.

Gross profit for the third quarter of 2011 totaled $24.3 million, compared with $30.6 million for the third quarter of 2010.  Gross margin declined to 37.6% for the third quarter of 2011, compared with 43.1% for the third quarter of 2010.  The decrease in gross margin was attributable primarily to less absorption of fixed costs at our facilities on a lower revenue base, as well as to increased labor costs.

International

Revenue from our International operations in our Global Commercial Group for the third quarter of 2011 totaled $257.5 million, compared to $223.4 million for the third quarter of 2010.  Of the $34.1 million increase in revenue, $8.9 million was related to foreign currency fluctuations, while the operational increase in revenue was due to the acceleration of decommissioning activities at two sites under our Magnox contract in the U.K., and to increased design and construction activities in our operations in Asia. Gross profit for the third quarter of 2011 totaled $5.2 million, compared with $8.0 million for the third quarter of 2010.  Gross margin declined to 2.0% for the third quarter of 2011 compared with 3.6% for the third quarter of 2010, due primarily to fewer project based incentive fees available in the third quarter of 2011 compared to the third quarter of 2010.

Government Group

Government Group revenue for the third quarter of 2011 totaled $51.7 million, compared with $81.2 million in the third quarter of 2010.  The decrease in revenue was due primarily to the completion of our Uranium Disposition Services project and the Portsmouth Gas Diffusion Plant remediation project in March 2011, as well as to decreased funding received during the third quarter of 2011 from the American Recovery and Reinvestment Act (“ARRA”) for projects like the Atlas mill tailings clean up project in Moab, UT.  As a result of the completion of the UDS and Portsmouth contracts, the reduction in ARRA funding, and the completion of the Moab contract, the Company anticipates year-over-year decreases for the remainder of 2011.

Income from operations for the Government Group in the third quarter of 2011 totaled $3.4 million, compared with $2.7 million for the third quarter of 2010.  Operating margins increased to 6.5% for the third quarter of 2011 compared to 3.3% for the third quarter of 2010 due primarily to reduced overhead costs associated with the ETTP project bid in 2010 that did not continue into 2011, and to ongoing SG&A cost reduction efforts in 2011.

Equity in income from unconsolidated joint ventures totaled $5.7 million for the third quarter of 2011, compared with $4.0 million for the third quarter of 2010.  The increase was due primarily to a timing difference in recognition of income related to our Hanford tank operating contract.

Outlook

“We are pleased with the progress we have made in the third quarter towards achieving our 2011 strategic and financial objectives.  As expected, our commercial business revenue growth has continued to more than offset declines in our government business,” said Val Christensen, President and Chief Executive Officer.  “With the accelerated progress that we have made so far this year, and based on our current estimated results for the fourth quarter, we are increasing our full year 2011 Adjusted EBITDA guidance to the range of $140 to $150 million.”

Forward-Looking Statements

Statements in this earnings release regarding future financial and operating results and any other statements about the Company’s future expectations, beliefs or prospects expressed by management constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding the Company’s outlook for 2011, strategic initiatives, expected continued decline in government project funding and expectations for EBITDA and Adjusted EBITDA.  There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to: (a) uncertain and weak economic conditions globally, including decreased credit availability for our customers and the decisions of individual customers to retain cash and reduce credit market exposure, (b) decreased tax revenue combined with increased demands on federal funding allocations reducing funds available for existing or proposed federal projects that we have been awarded or on which we would bid, (c) current regulatory initiatives, including the importation of nuclear waste into the U.S. and the disposal and storage of depleted uranium, (d) the weakening of the pound sterling and the related currency translation impact on our business if the currency continues to weaken, (e) adverse public reaction that could lead to increased regulation or limitations on our activities, (f) uncertainty regarding the impact on our business of increased regulatory scrutiny of the nuclear waste industry in the U.S. and U.K., (g) decisions by our customers to reduce, delay or halt their spending on nuclear services, (h) decisions by our commercial customers to store radioactive materials on-site rather than dispose of radioactive materials at one of our facilities, (i) the adverse impact of current or future financial conditions on the value of decommissioning trust funds, and (j) continued competitive pressures in our markets. Additional information on potential factors that could affect the Company’s results and other risks and uncertainties are set forth in EnergySolutions, Inc. filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2010 and its most recent report on Form 10-Q for the quarter ended June 30, 2011.  The Company does not undertake any obligation to release publicly any revision to any of these forward-looking statements.

Conference Call Details

The EnergySolutions 2011 third quarter teleconference and webcast are scheduled to begin at 10:00 a.m. ET, on Tuesday, November 8, 2011.

Hosting the call will be Val Christensen, President and Chief Executive Officer, and William Benz, Chief Financial Officer.

To participate in the event by telephone, please dial (866)-713-8564 five to ten minutes prior to the start time (to allow time for registration) and reference the conference pass-code 26242334. International callers should dial (617)-597-5312 and enter the same pass-code.

A replay of the call will be available for one week beginning on Wednesday, November 9. To access the replay, dial (888)-286-8010 and enter pass-code 68572982. International callers should dial (617)-801-6888 and enter the same pass-code.

The conference call will be broadcast live over the Internet and can be accessed by all interested parties through the company’s web site at www.energysolutions.com by clicking on the “investor relations” tab at the top of the home page. An audio replay of the event will be archived on EnergySolutions’ web site for 90 days.

About EnergySolutions, Inc.

EnergySolutions offers customers a full range of integrated services and solutions, including nuclear operations, characterization, decommissioning, decontamination, site closure, transportation, nuclear materials management, the safe, secure disposition of nuclear waste, and research and engineering services across the fuel cycle.

For more information, please contact:

Richard Putnam

EnergySolutions, Inc.

(801) 649-2000

rrputnam@energysolutions.com

-Financial Tables to follow-

Table 1

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(dollars in thousands, except per share amounts)

	For the Quarter		For the Nine Month Period
	Ended September 30		Ended September 30
	2011	2010	2011	2010

Revenue	$421,027	$417,656	$1,346,967	$1,301,885
Cost of revenue	(383,942)	(368,453)	(1,227,914)	(1,164,826)

Gross profit	37,085	49,203	119,053	137,059

Selling, general and administrative expenses	(32,165)	(38,120)	(96,157)	(97,861)
Impairment of goodwill	—	—	—	(35,000)
Equity in income of unconsolidated joint ventures	5,714	3,952	9,995	10,165

Income from operations	10,634	15,035	32,891	14,363

Interest expense	(18,201)	(33,831)	(54,850)	(52,374)
Other income, net	2,500	29,923	35,078	30,943

Income (loss) before income taxes and noncontrolling interest	(5,067)	11,127	13,119	(7,068)

Income tax expense	2,218	(16,053)	(4,514)	(20,078)

Net income (loss)	(2,849)	(4,926)	8,605	(27,146)

Less: Net income attributable to noncontrolling interests	(979)	(735)	(2,020)	(1,188)

Net income (loss) attributable to EnergySolutions	$(3,828)	$(5,661)	$6,585	$(28,334)

Net income (loss) attributable to EnergySolutions per share:
Basic	$(0.04)	$(0.06)	$0.07	$(0.32)
Diluted	$(0.04)	$(0.06)	$0.07	$(0.32)

Number of shares used in per share calculations:
Basic	88,845,102	88,582,398	88,775,360	88,504,525
Diluted	88,845,102	88,582,398	88,777,647	88,504,525

Table 2

ENERGYSOLUTIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	September 30, 2011	December 31, 2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$41,378	$60,192
Accounts receivable, net of allowance for doubtful accounts	324,416	294,972
Nuclear decommissioning trust fund investments	123,370	110,328
Other current assets	218,504	220,116
Total current assets	707,668	685,608

Property, plant & equipment, net	123,242	122,649
Goodwill	480,925	480,398
Other intangible assets, net	265,403	283,500
Nuclear decommissioning trust fund investments	622,263	694,754
Restricted cash and decontamination and decommissioning deposits	333,341	338,408
Deferred Costs	546,684	650,270
Other noncurrent assets	192,480	169,912

Total assets	$3,272,006	$3,425,499

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$—	$5,600
Accounts payable	118,745	101,229
Accrued expenses and other current liabilities	200,850	197,034
Facility and equipment decontamination and decommissioning liabilities	123,370	110,328
Unearned revenue, current portion	123,037	117,802
Total current liabilities	566,002	531,993

Long-term debt, less current portion	826,834	834,560
Facility and equipment decontamination and decommissioning liabilities	604,511	711,419
Unearned revenue	550,717	654,643
Other noncurrent liabilities	230,956	214,346

Total liabilities	2,779,020	2,946,961

EnergySolutions stockholders’ equity	489,858	475,636
Noncontrolling interests	3,128	2,902

Total stockholders’ equity	492,986	478,538

Total liabilities and stockholders’ equity	$3,272,006	$3,425,499

Table 3

ENERGYSOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(dollars in thousands)

	For the Nine Month Period
	Ended September 30
	2011	2010

Cash Provided by Operating Activities	$14,331	$115,400

Investing Activities
Purchases of property, plant and equipment	(17,147)	(11,665)
Purchase and sale of investments in nuclear decommissioning trust fund	3,269	55
Purchases of intangible assets	(610)	(845)
Proceeds from sale of property, plant and equipment	235	143
Cash Used in Investing Activities	(14,253)	(12,312)

Financing Activities
Repayments of long-term debt	(15,200)	(1,400)
Net borrowings under revolving credit facility	—	2,480
Dividends to stockholders	—	(6,638)
Other items	(2,221)	(25,935)
Cash Used in Financing Activities	(17,421)	(31,493)

Effect of Exchange Rate on Cash	(1,471)	2,113

Increase (Decrease) in Cash and Cash Equivalents	$(18,814)	$73,708

Amortization of Intangible Assets	$19,627	$19,227
Depreciation	$15,990	$14,527

Table 4

ENERGYSOLUTIONS, INC.

GAAP to Non-GAAP Reconciliation

(dollars in thousands, except per share amounts)

	For the Quarter		For the Nine Month Period
	Ended September 30		Ended September 30
	2011	2010	2011	2010

Reconciliation of net income (loss) attributable to EnergySolutions to EBITDA:
Net income (loss) attributable to EnergySolutions	$(3,828)	$(5,661)	$6,585	$(28,334)
Interest expense	18,201	33,831	54,850	52,374
Interest rate swap loss (gain)	—	(208)	—	(1,090)
Income tax expense (benefit)	(2,218)	16,053	4,514	20,078
Depreciation expense	4,807	4,346	15,990	14,527
Impairment of goodwill	—	—	—	35,000
Amortization of intangible assets	6,523	6,450	19,627	19,227
EBITDA	$23,485	$54,811	$101,566	$111,782

Accretion expense	7,982	2,053	23,944	2,493
Nuclear decommissioning trust fund earnings, net	1,940	(28,953)	(31,313)	(28,953)
Equity-based compensation	3,141	2,982	8,242	8,032
Adjusted EBITDA	$36,548	$30,893	$102,439	$93,354

Reconciliation of gross profit to adjusted gross profit and to adjusted income from operations
Gross profit	37,085	49,203	119,053	137,059
Accretion expense	7,982	2,053	23,944	2,493
Adjusted gross profit	$45,067	$51,256	$142,997	$139,552

Operating expenses	(26,451)	(34,168)	(86,162)	(87,696)
Adjusted income from operations	$18,616	$17,088	$56,835	$51,856
Interest expense	(18,201)	(33,831)	(54,850)	(52,374)
Other income	2,500	29,923	35,078	30,943
Impairment of goodwill	—	—	—	(35,000)
Accretion expense	(7,982)	(2,053)	(23,944)	(2,493)
Income (loss) before income taxes and noncontrolling interests	$(5,067)	$11,127	$13,119	$(7,068)

Reconciliation of net income (loss) attributable to EnergySolutions to net income (loss) attributable to EnergySolutions before the impact of amortization of intangible assets:
Net income (loss) attributable to EnergySolutions	$(3,828)	$(5,661)	$6,585	$(28,334)
Amortization of intangible assets	6,523	6,450	19,627	19,227
Income tax expense related to amortization of intangible assets (1)	(2,283)	(1,354)	(6,869)	(4,499)
Net income (loss) attributable to EnergySolutions before the impact of amortization of intangible assets	$412	$(565)	$19,343	$(13,606)

Net income (loss) attributable to EnergySolutions before the impact of amortization of intangible assets per share:
Basic	$0.00	$(0.01)	$0.22	$(0.15)
Diluted	$0.00	$(0.01)	$0.22	$(0.15)

Number of shares used in per share calculations:
Basic	88,845,102	88,582,398	88,775,360	88,504,525
Diluted	88,845,102	88,582,398	88,777,647	88,504,525

(1) 2011 figure calculated using an assumed 35% tax rate

The Company defines EBITDA as net income (loss) attributable to EnergySolutions plus interest expense (including the effects of interest rate derivative agreements), income taxes, depreciation, impairment charges and amortization.  The Company defines Adjusted EBITDA as EBITDA plus non-cash equity compensation expense and, non-cash accretion expense, plus or minus nuclear decommissioning trust fund gains or losses net of management fees. The Company uses EBITDA and Adjusted EBITDA as key indicators of its operating performance and for planning and forecasting future business operations. EBITDA and Adjusted EBITDA, as presented in this release, are supplemental measures of the Company’s performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). They are not measures of the Company’s financial performance under GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP or as alternatives to cash flow from operating activities as measures of the Company’s liquidity.

The Company’s measurement of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. The Company has included information concerning EBITDA and Adjusted EBITDA in this release because they are used by management to measure operating performance and because the Company believes that such information is often used by certain investors as measures of a company’s historical performance and for modeling.

EBITDA and Adjusted EBITDA have limitations as analytical tools, and investors should not consider them in isolation, or as a substitute for analysis of the Company’s operating results or cash flows as reported under GAAP. Some of these limitations are:

•                  They do not reflect the Company’s cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•                  They do not reflect changes in, or cash requirements for, the Company’s working capital needs;

•                  They do not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on the Company’s debt;

•                  Although depreciation is a non-cash charge, the assets being depreciated will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;

•                  They are not adjusted for all non-cash income or expense items that are reflected in the Company’s statements of cash flows; and

•                  Other companies in the Company’s industry may calculate these measures differently than the Company does, limiting their usefulness as comparative measures.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to the Company to invest in the growth of its business. The Company compensates for these limitations by relying primarily on its GAAP results and using EBITDA and Adjusted EBITDA only for supplemental purposes.

The Company defines Adjusted Gross Profit as gross profit plus accretion expense.  The Company defines Adjusted Income from Operations as Adjusted Gross Profit less operating expenses.  The Company uses Adjusted Gross Profit and Adjusted Income from Operations as indicators of its operating performance and for planning and forecasting future business operations.  Adjusted Gross Profit and Adjusted Income from Operations, as presented in this release, are supplemental measures of the Company’s performance that are not required by, or presented in accordance with, GAAP. They are not measures of the Company’s financial performance under GAAP and should not be considered as alternatives to gross profit or any other performance measures derived in accordance with GAAP.

The Company defines net income attributable to EnergySolutions before the impact of amortization of intangible assets as net income attributable to EnergySolutions plus amortization expense of intangible assets, net of the related income tax expense. These non-GAAP measures may be useful to investors seeking to compare the Company’s operating performance on a consistent basis from period to period that, when viewed with its GAAP results and the above reconciliation, management believes provides a more complete understanding of factors and trends affecting the Company’s business than GAAP measures alone. These measures should not be considered as substitutes for net income attributable to EnergySolutions, as determined in accordance with GAAP, and you should not consider them in isolation or as a substitute for analyzing the Company’s results as reported under GAAP.

Table 5

ENERGYSOLUTIONS, INC.

REPORTING SEGMENT INFORMATION (UNAUDITED)

(dollars in thousands)

			For the Nine Month Period
	Ended September 30,		Ended September 30
	2011	2010	2011	2010

Revenue
Government Group	$51,726	$81,158	$185,485	$262,828
Global Commercial Group
Commercial Services	47,110	42,149	141,402	84,278
LP&D	64,736	70,973	181,434	190,480
International	257,455	223,376	838,646	764,299
Total Revenue	$421,027	$417,656	$1,346,967	$1,301,885

Gross Profit
Government Group	$6,638	$8,037	$16,755	$24,127
Global Commercial Group
Commercial Services	913	2,554	9,698	10,837
LP&D	24,340	30,602	53,810	65,547
International Operations	5,194	8,010	38,790	36,548
Total Gross Profit	$37,085	$49,203	$119,053	$137,059

Income from Operations
Government Group	$3,372	$2,708	$5,730	$11,577
Global Commercial Group	18,293	31,951	64,511	86,335

Group Operating Income	21,665	34,659	70,241	97,912
Corporate selling, general and administrative expenses	(16,745)	(23,576)	(47,345)	(58,714)
Impairment of goodwill	—	—	—	(35,000)
Equity in income of unconsolidated joint ventures	5,714	3,952	9,995	10,165
Total Income from Operations	$10,634	$15,035	$32,891	$14,363

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